UNITED STATES

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WASHINGTON, D.C. 20549

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Brightpoint, Inc.
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On August 8, 2012, Brightpoint, Inc. (the “Company”) issued a press release announcing its financial results for the second quarter ended June 30, 2012. The text of the press release is below.

BRIGHTPOINT REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

INDIANAPOLIS –August 8, 2012 – Brightpoint, Inc. (“BrightPoint”) (Nasdaq: CELL), a global leader in providing device lifecycle services to the wireless and high-tech industries, today announced its financial results for the second quarter ended June 30, 2012.

Revenue was $1.27 billion for the second quarter of 2012, an increase of 3% compared to the second quarter of 2011 and a decrease of 8% compared to the first quarter of 2012. The decrease in revenue from the first quarter of 2012 is due primarily to a decrease in the average selling price of smartphones sold in Southeast Asia and a decline in wireless devices sold by our North America operation due to increased competition.

Loss from continuing operations attributable to common shareholders was $4.2 million, or $0.06 per diluted share, for the second quarter of 2012 compared to income from continuing operations attributable to common shareholders of $11.8 million, or $0.18 per diluted share, for the second quarter of 2011 and $3.2 million, or $0.05 per diluted share, for the first quarter of 2012.

Adjusted income from continuing operations attributable to common shareholders (non-GAAP) was $9.2 million, or $0.13 per diluted share, for the second quarter of 2012 compared to $16.3 million, or $0.23 per diluted share, for the second quarter of 2011 and $11.4 million, or $0.16 per diluted share, for the first quarter of 2012.

Adjusted income from continuing operations attributable to common shareholders (non-GAAP) of $0.13 per diluted share for the second quarter of 2012 excludes the following items:

•	$6.3 million (pre-tax) of non-cash amortization expense related to acquired intangible assets.

•

$5.0 million (pre-tax) of contract amendment expense incurred to eliminate the non-competition covenants applicable to BrightPoint in the Purchase Agreement with Intcomex, Inc. (Intcomex) dated March 16, 2011, and the Amended and Restated Shareholders Agreement of Intcomex, dated April 19, 2011. These agreements were amended in conjunction with the previously announced pending merger with Ingram Micro Inc. (Ingram Micro).

•	$1.8 million (pre-tax) of legal and professional expenses related to the pending merger with Ingram Micro.

•	$2.4 million (pre-tax) of non-cash stock based compensation expense.

•

$2.2 million (pre-tax) restructuring charge consisting primarily of severance and accelerated non-cash stock based compensation expense for our former Chief Information Officer ($1.3 million), continued global consolidation and rationalization in our Europe, Middle East, and Africa (EMEA) region ($0.7 million) and additional charges related to the anticipated sale of our facility in Reno, Nevada which we expect to sell in the third quarter of 2012 ($0.2 million).

•	$6.5 million of tax benefit related to the excluded items described above.

•

$2.4 million of discrete tax expense related to a $1.9 million valuation allowance on foreign tax credits that are no longer expected to be utilized in the U.S. and a $0.5 million valuation allowance in Denmark as a result of a change in tax law that limits the amount of net operating loss carryforward that can be utilized to offset taxable income.

Gross profit was $78.8 million for the second quarter of 2012 compared to $93.1 million for the second quarter of 2011 and $85.7 million for the first quarter of 2012. The reduction in gross profit from the second quarter of 2011 and the first quarter of 2012 was due primarily to a reduction in distribution gross profit resulting from the current competitive and economic environment in EMEA, selling inventory at lower margins in an effort to reduce inventory levels, a decrease in the average selling price of smartphones sold in Southeast Asia, and a decline in wireless devices sold by our North America operation due to increased competition. The reduction in gross profit from the second quarter of 2011 was also impacted by a decrease in logistic services gross profit due to a decrease in volume for a non-handset fulfillment program for a wireless device manufacturer in EMEA and a decrease in wireless devices handled through forward logistics services in our North America operation.

Gross margin was 6.2% for the second quarter of 2012 compared to 7.5% for the second quarter of 2011 and 6.3% for the first quarter of 2012. The reduction in gross margin from the second quarter of 2011 and the first quarter of 2012 was primarily due to a reduction in distribution gross margin and a higher mix of revenue generated by our distribution business. The decrease in distribution gross margin was primarily due to the current competitive and economic environment in EMEA and selling inventory at lower margins in an effort to reduce inventory levels.

SG&A expense was $62.6 million for the second quarter of 2012 compared to $69.0 million for the second quarter of 2011 and $66.9 million for the first quarter of 2012. SG&A expense in the second quarter of 2011 included $3.1 million of separation expense for our former Chief Financial Officer which contributed to the decrease in SG&A expense in the second quarter of 2012. Fluctuations in foreign currencies reduced SG&A expense for the second quarter of 2012 by $2.9 million compared to the second quarter of 2011 and by $0.8 million compared to the first quarter of 2012. The decrease in SG&A expense compared to the first quarter of 2012 was due to a decrease in non-cash stock based compensation by $0.8 million, a decrease in branding expense of $0.6 million and a decrease in other expenses to support global initiatives.

Income tax expense was $2.7 million for the second quarter of 2012, which included $2.4 million of discrete tax expense consisting of a $1.9 million valuation allowance on foreign tax credits that are no longer expected to be utilized in the U.S. and a $0.5 million valuation allowance in Denmark as a result of a change in tax laws that limit the amount of net operating loss carryforward that can be utilized to offset taxable income. Excluding the items mentioned above, the effective income tax rate was (14.5%) for the three months ended June 30, 2012 due to losses in certain entities for which BrightPoint is not recording an income tax benefit.

Total debt was $195.0 million at June 30, 2012, compared to $296.7 million at March 31, 2012 and $145.2 million at June 30, 2011. Total liquidity (unrestricted cash and unused borrowing availability) was $390.3 million at June 30, 2012 compared to $282.1 million at March 31, 2012 and $371.7 million at June 30, 2011.

Cash provided by operating activities was $68.8 million for the six months ended June 30, 2012 compared to cash used in operating activities of $19.0 million for the six months ended June 30, 2011. Cash provided by operating activities was $114.2 million for the three months ended June 30, 2012 compared to $78.3 million for the three months ended June 30, 2011 and cash used in operating activities of $45.4 million for the three months ended March 31, 2012. The increase in cash provided by operating activities for the three months ended June 30, 2012 compared to the same period in the prior year was primarily due to an effort to reduce inventory levels.

The cash conversion cycle was 10 days for the second quarter of 2012 compared to 5 days for the second quarter of 2011 and 17 days for the first quarter of 2012. The increase in the cash conversion cycle from the second quarter of 2011 was primarily due to an increase in days inventory on-hand. Days inventory on-hand increased compared to the second quarter of 2011 due to an increase in inventory levels in our Southeast Asia and North America operations. The decrease in the cash conversion cycle from the first quarter of 2012 was primarily due to a decrease in days inventory on-hand and an increase in days payable outstanding. The decrease in days inventory on-hand was caused by an effort to reduce inventory levels and the increase in accounts payable was caused by the timing of payments.

EBITDA (non-GAAP) was $15.5 million for the second quarter of 2012 compared to $27.2 million for the second quarter of 2011 and $22.3 million for the first quarter of 2012.

Please see the attached Schedules and the Investors section at the BrightPoint website at www.BrightPoint.com for an explanation and reconciled presentation of the results for the quarter ended June 30, 2012 prepared in accordance with U.S. GAAP and on an as adjusted non-GAAP basis. The explanation includes the reasons why management believes such non-GAAP measures are useful both to management and investors. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. In addition, please see the attached Supplemental Information for a reconciliation of EBITDA.

Pending Merger

On June 29, 2012, BrightPoint, Ingram Micro Inc., (Ingram Micro) and Beacon Sub, Inc., (Merger Sub), entered into an Agreement and Plan of Merger (the Merger Agreement) providing for the merger of Merger Sub with and into BrightPoint (the Merger), with BrightPoint surviving the Merger as a wholly-owned subsidiary of Ingram Micro. Under the terms of the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.01 per share, of Brightpoint, Inc. issued and outstanding immediately prior to the effective time, will be converted into the right to receive $9.00 in cash, excluding treasury shares and shares held by any direct or indirect subsidiary of Ingram Micro (other than Merger Sub). The Merger Agreement also provides that at the effective time, each outstanding restricted stock unit, restricted stock award and restricted share of common stock granted under any company stock plan will be converted into the right to receive $9.00 in cash. The total amount expected to be paid in the Merger with respect to BrightPoint’s common stock and outstanding equity awards, including outstanding debt (net of cash) as of June 30, 2012 of approximately $165 million, is approximately $820 million.

BrightPoint, Ingram Micro and Merger Sub have made customary representations and warranties in the Merger Agreement, and each has agreed to use its reasonable best efforts to consummate the Merger. BrightPoint has also agreed to various covenants in the Merger Agreement, including, among others, (i) to conduct its business in all material respects in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the effective time and (ii) to cause a special meeting of BrightPoint’s shareholders to be held to consider the approval of the Merger Agreement.

Consummation of the Merger is subject to various conditions, including, (i) the affirmative vote by the holders of a majority of the outstanding shares of common stock of Brightpoint, Inc., (ii) the absence of any law, injunction, judgment, ruling, court order, decree or other governmental or court action restraining, enjoining or prohibiting the Merger, (iii) the accuracy of the representations and warranties made by the parties, (iv) the performance by the parties in all material respects of their covenants, obligations and agreements under the Merger Agreement and (v) the expiration or early termination of the waiting period applicable to the Merger under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required federal, state and foreign government approvals. The transaction is expected to close before the end of 2012.

The Merger Agreement contains certain termination rights for Brightpoint and Ingram Micro including the receipt by BrightPoint of a superior proposal. In connection with the termination of the Merger Agreement under specified circumstances, including BrightPoint’s entry into an agreement under an alternative acquisition proposal, BrightPoint is required to pay Ingram Micro a termination fee equal to $26.0 million. In addition, subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by March 31, 2013.

Concurrent with the execution of the Merger Agreement, BrightPoint amended the Purchase Agreement with Intcomex, dated March 16, 2011, and the Shareholders Agreement of Intcomex, dated April 19, 2011, to eliminate the non-competition covenants applicable to BrightPoint. In conjunction with these amendments, BrightPoint paid Intcomex $5.0 million and caused its director nominee to resign from Intcomex’s board of directors. BrightPoint also entered into an option agreement that grants Intcomex a five-year option, effective upon closing of the Merger, to purchase Intcomex common stock held by BrightPoint for a purchase price of $3.0 million less any dividends paid on such shares to BrightPoint prior to the exercise of the option.

FULL YEAR 2012 EXPECTATIONS

As disclosed in BrightPoint’s press release dated July 2, 2012, BrightPoint withdrew its full year 2012 expectations.

(Amounts in thousands, except gross margin and per share data)

	Three Months Ended
	June 30, 2012	June 30, 2011	March 31, 2012
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$1,266,319	$1,234,914	$1,370,088
Gross profit	78,789	93,127	85,674
Gross margin	6.2%	7.5%	6.3%
Selling, general and administrative expenses	62,578	68,976	66,946
Operating income from continuing operations	802	13,841	9,338
Income (loss) from continuing operations attributable to Brightpoint, Inc. shareholders	(4,242)	11,766	3,188
Net income (loss) attributable to Brightpoint, Inc. shareholders	(4,064)	10,674	2,640
Diluted per share:
Income (loss) from continuing operations attributable to Brightpoint, Inc. shareholders	$(0.06)	$0.18	$0.05
Net income (loss) attributable to Brightpoint, Inc. shareholders	(0.06)	0.16	0.04

Conference Call Information

In light of the pending acquisition of BrightPoint by Ingram Micro, BrightPoint will not conduct a conference call following the release of its earnings information. To access second quarter results and other financial information, please visit BrightPoint’s Investor Relations section on its corporate website at www.BrightPoint.com.

About Brightpoint, Inc.

Brightpoint, Inc. (Nasdaq: CELL) is a global leader in providing device lifecycle services to the wireless and high-tech industries. In 2011, BrightPoint handled more than 112 million wireless devices globally. BrightPoint’s 5 key service areas – Plan, Market, Customize, Move, Recover, offer over 110 innovative services such as distribution channel management, procurement, inventory management, reverse logistics and repair services, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. BrightPoint’s effective and efficient platform allows its customers to benefit from rapidly deployed, flexible and cost effective solutions. BrightPoint has more than 4,000 employees, as well as a significant number of temporary staff, and a global footprint covering more than 35 countries, including 13 Latin American countries through its investment in Intcomex, Inc. In 2011, BrightPoint generated revenue of $5.2 billion, from customers in over 75 countries. BrightPoint provides distribution and customized services through over 100,000 points-of-sale and to over 25,000 B2B customers worldwide. Additional information about BrightPoint can be found on its website at www.BrightPoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Forward Looking and Cautionary Statements

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of BrightPoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents BrightPoint files, from time to time, with the Securities and Exchange Commission; specifically, BrightPoint’s most recent Form 10-K and Form 10-Q and the cautionary statements and risk factors contained therein. Those documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Those risk factors include, without limitation, uncertainties relating to customer plans and commitments, including, without limitation (i) fluctuations in regional demand patterns and economic factors could harm our operations; (ii) we buy a significant amount of our products from a limited number of suppliers, and they may not provide us with competitive products at reasonable prices when we need them in the future; (iii) our dependence on our computer and communications systems; (iv) uncertainty regarding future volatility in our Common Stock price; (v) our ability to expand and implement our future growth strategy, including acquisitions; (vi) our ability to protect our proprietary information; (vii) rapid technological changes in the wireless industry could render our services or the products we handle obsolete or less marketable; (viii) intense industry competition; (ix) the loss or reduction in orders from principal customers or a reduction in the prices we are able to charge these customers could cause our revenues to decline and impair our cash flows; (x) our ability to retain existing logistic services customers at acceptable returns upon expiration or termination of existing agreements; (xi) our business could be harmed by consolidation of mobile operators; (xii) we face potential risks associated with loss, theft or damage of our property or property of our customers; (xiii) we make significant investments in the technology used in our business and rely on that technology to function effectively without interruptions; (xiv) our future operating results will depend on our ability to maintain volumes and margins; (xv) the effect of natural disasters, epidemics, hostilities or terrorist attacks on our operations; (xvi) uncertainty regarding whether wireless equipment manufacturers and wireless network operators will continue to outsource aspects of their business to us; (xvii) the current economic downturn could cause a severe disruption in our operations; (xviii) our implementation of European and American Centers of Excellence may not be successful; (xix) our ability to continue to enter into relationships and financing that may provide us with minimal returns or losses on our investments; (xx) collections of our accounts receivable; (xxi) our ability to manage and sustain future growth at our historical or current rates; (xxii) our ability to attract and retain qualified management and other personnel and the cost of complying with labor agreements and high rate of personnel turnover; (xxiii) our reliance upon third parties to manufacture products that we distribute and reliance upon their quality control procedures; (xxiv) our debt facilities could prevent us from borrowing additional funds, if needed; (xxv) our reliance on suppliers to provide trade credit facilities to adequately fund our on-going operations and product purchases; (xxvi) a significant percentage of our revenues are generated outside of the United States in countries that may have volatile currencies or other risks; (xxvii) the impact that seasonality may have on our business and results; (xxviii) potential dilution to existing shareholders from the issuance of securities under our long-term incentive plans; and (xxix) the existence of anti-takeover measures; (xxx) risks and uncertainties associated with our proposed merger with Ingram Micro and Beacon Sub, Inc. Because of the aforementioned uncertainties affecting our future operating results, past performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “likely,” “will,” “should” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date that such statement was made. We undertake no obligation to update any forward-looking statement.

Additional Information and Where to Find It

BrightPoint filed a proxy statement with the SEC on July 19, 2012 and intends to furnish or file other materials with the SEC in connection with the proposed merger. The definitive proxy statement will be sent or given to the shareholders of BrightPoint and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, BRIGHTPOINT’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BRIGHTPOINT AND THE PROPOSED MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by BrightPoint with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders will be able to obtain free copies of the proxy statement from BrightPoint by contacting BrightPoint’s Investor Relations by telephone at (317) 707-2745, or by mail at Brightpoint, Inc., 7635 Interactive Way, Suite 200, Indianapolis, Indiana, 46278, Attention: Investor Relations, or by going to BrightPoint’s Investor Relations section on its corporate website at www.BrightPoint.com.

Participants in the Solicitation

BrightPoint and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of BrightPoint in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is included in BrightPoint’s proxy statement for its 2012 Annual Meeting of Shareholders, which was filed with the SEC on March 23, 2012 and in BrightPoint’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 29, 2012.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this filing that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on BrightPoint’s business, financial condition and results of operations. BrightPoint disclaims any duty to update any forward-looking statements.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: our ability to timely complete the transaction, if at all; our ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals and shareholder approval; the financial performance of BrightPoint during the pendency of the merger; BrightPoint’s business may not perform as expected due to transaction-related uncertainty or other factors; the ability of BrightPoint to retain relationships with customers, vendors and carriers; management’s ability to execute its plans, strategies and objectives for future operations and growth of the mobility industry during the pendency of the merger.

For a further discussion of significant factors to consider in connection with forward-looking statements concerning BrightPoint, reference is made to Item 1A Risk Factors of BrightPoint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Item 1A Risk Factors of BrightPoint’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012; other risks or uncertainties may be detailed from time to time in BrightPoint’s future SEC filings.

BRIGHTPOINT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue
Distribution	$1,140,595	$1,091,985	$2,374,939	$2,076,638
Logistic services	125,724	142,929	261,467	273,156

Total revenue	1,266,319	1,234,914	2,636,406	2,349,794
Cost of revenue
Distribution	1,106,505	1,050,405	2,301,088	2,001,034
Logistic services	81,025	91,382	170,856	169,104

Total cost of revenue	1,187,530	1,141,787	2,471,944	2,170,138

Gross profit
Distribution	34,090	41,580	73,851	75,604
Logistic services	44,699	51,547	90,611	104,052

Gross profit	78,789	93,127	164,462	179,656

Selling, general and administrative expenses	62,578	68,976	129,524	134,623
Merger and acquisition expenses	6,750	486	6,750	486
Amortization expense	6,463	6,040	13,434	11,832
Restructuring charge	2,196	3,784	4,615	4,169

Operating income from continuing operations	802	13,841	10,139	28,546
Interest, net	3,894	4,360	7,785	7,325
Gain on investment in Intcomex, Inc.	—	(3,038)	—	(3,038)
Other (income) expense	(1,129)	220	(1,354)	1,394

Income (loss) from continuing operations before income taxes	(1,963)	12,299	3,708	22,865
Income tax expense	2,721	533	5,329	3,092

Income (loss) from continuing operations	(4,684)	11,766	(1,621)	19,773
Discontinued operations, net of income taxes:
Gain (loss) from discontinued operations	(94)	(860)	(362)	970
Gain (loss) on disposal of discontinued operations	272	(232)	(8)	(773)

Total discontinued operations, net of income taxes	178	(1,092)	(370)	197
Net income (loss)	(4,506)	10,674	(1,991)	19,970
Net loss attributable to non-controlling interest	442	—	567	—

Net income (loss) attributable to Brightpoint, Inc. shareholders	$(4,064)	$10,674	$(1,424)	$19,970

Earnings per share attributable to Brightpoint, Inc. shareholders - basic:
Income (loss) from continuing operations	$(0.06)	$0.18	$(0.02)	$0.30
Discontinued operations, net of income taxes	—	(0.02)	—	—

Net income (loss)	$(0.06)	$0.16	$(0.02)	$0.30

Earnings per share attributable to Brightpoint, Inc. shareholders - diluted:
Income (loss) from continuing operations	$(0.06)	$0.18	$(0.02)	$0.29
Discontinued operations, net of income taxes	—	(0.02)	—	—

Net income (loss)	$(0.06)	$0.16	$(0.02)	$0.29

Weighted average common shares outstanding:
Basic	68,769	67,833	68,552	67,644

Diluted	68,769	68,682	68,552	68,952

BRIGHTPOINT, INC.

NON-GAAP RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

We have provided income from continuing operations and income from continuing operations per share on both a U.S. GAAP basis and on an as-adjusted non-GAAP basis because BrightPoint’s management believes it provides meaningful information to investors. Among other things, it may assist investors in evaluating BrightPoint’s on-going operations. Adjustments to earnings per share from continuing operations generally include certain non-cash charges such as stock based compensation, amortization of acquired finite-lived intangible assets and other items such as restructuring charges. BrightPoint considers these items unrelated to its core operating performance, and believes that use of this non-GAAP measure allows comparison of operating results that are consistent over time. The specific items excluded with respect to our second quarter of 2012 non-GAAP income from continuing operations per share are stock based compensation expense, amortization expense, restructuring charges, contract amendment expense, merger expenses (all net of any estimated income tax effect) and certain discrete tax items. Non-GAAP income from continuing operations per share is calculated by dividing non-GAAP income from continuing operations by non-GAAP weighted average common shares outstanding (diluted). For purposes of calculating non-GAAP income from continuing operations per share, we add back certain shares presumed to be repurchased under the U.S. GAAP treasury stock method related to stock based compensation expense. We believe these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to BrightPoint’s financial condition and results of operations. Management uses these non-GAAP measures internally to evaluate the performance of the business and to evaluate results relative to incentive compensation targets for certain employees. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to measures of financial performance prepared in accordance with U.S. GAAP.

	Three Months Ended June 30,
	2012		2011
	Income (loss) from continuing operations (1)	Impact per diluted share	Income from continuing operations (1)	Impact per diluted share
GAAP income (loss) from continuing operations attributable to Brightpoint, Inc. shareholders	$(4,242)	$(0.06)	$11,766	$0.18

Non-GAAP adjustments:
Amortization	6,260	0.09	6,011	0.08
Contract amendment expense	5,000	0.07	—	—
Stock based compensation	2,374	0.03	2,714	0.04
Restructuring charge	2,196	0.03	3,784	0.05
Merger and acquisition expenses, net	1,750	0.02	220	0.00
Separation expense	—	—	3,064	0.04
Gain on investment in Intcomex	—	—	(3,038)	(0.04)
Income tax impact of the above	(6,527)	(0.09)	(5,415)	(0.08)
Discrete income tax items	2,437	0.04	(2,757)	(0.04)

As-adjusted (non-GAAP) income from continuing operations attributable to Brightpoint, Inc. shareholders	$9,248	$0.13	$16,349	$0.23

As-adjusted (non-GAAP) weighted average common shares outstanding - diluted		70,757		70,503

	Six Months Ended June 30,
	2012		2011
	Income (loss) from continuing operations (1)	Impact per diluted share	Income from continuing operations (1)	Impact per diluted share
GAAP income (loss) from continuing operations attributable to Brightpoint, Inc. shareholders	$(1,054)	$(0.02)	$19,773	$0.29

Non-GAAP adjustments:
Amortization	13,019	0.18	11,766	0.16
Stock based compensation	5,576	0.08	6,416	0.09
Contract amendment expense	5,000	0.07	—	—
Restructuring charge	4,615	0.07	4,169	0.06
Merger and acquisition expenses, net	1,750	0.02	220	0.00
Separation expense	—	—	3,064	0.04
Gain on investment in Intcomex	—	—	(3,038)	(0.04)
Income tax impact of the above	(10,664)	(0.15)	(8,611)	(0.12)
Discrete income tax items	2,437	0.04	(3,178)	(0.05)

As-adjusted (non-GAAP) income from continuing operations attributable to Brightpoint, Inc. shareholders	$20,679	$0.29	$30,581	$0.43

As-adjusted (non-GAAP) weighted average common shares outstanding - diluted		70,516		70,506

(1)	Please see the Investors section at the BrightPoint website at www.BrightPoint.com for more detail on the adjustments to earnings per share from continuing operations.

BRIGHTPOINT, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$30,047	$40,842
Accounts receivable (less allowance for doubtful accounts of $9,204 in 2012 and $8,236 in 2011)	480,349	568,947
Inventories	395,163	468,937
Other current assets	66,146	66,039

Total current assets	971,705	1,144,765

Property and equipment, net	141,664	145,948
Other intangibles, net	105,010	98,693
Other assets	40,537	37,927
Goodwill	86,470	79,578

Total assets	$1,345,386	$1,506,911

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$679,183	$766,825
Accrued expenses	142,890	171,108
Lines of credit and other short-term borrowings	9,100	6,465

Total current liabilities	831,173	944,398

Long-term liabilities:
Lines of credit, long-term	185,874	246,542
Other long-term liabilities	31,348	24,806

Total long-term liabilities	217,222	271,348

Total liabilities	1,048,395	1,215,746

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value: 1,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value: 100,000 shares authorized; 92,787 issued in 2012 and 91,470 issued in 2011	928	915
Additional paid-in-capital	660,793	656,533
Treasury stock, at cost, 23,610 shares in 2012 and
23,226 shares in 2011	(171,884)	(168,064)
Accumulated other comprehensive income	7,695	8,923
Accumulated deficit	(208,566)	(207,142)

Total Brightpoint, Inc. shareholders’ equity	288,966	291,165
Non-controlling interest	8,025	—

Total shareholders’ equity	296,991	291,165

Total liabilities and shareholders’ equity	$1,345,386	$1,506,911

BRIGHTPOINT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Operating activities
Net income (loss)	$(1,991)	$19,970
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	25,953	22,789
Non-cash compensation	5,576	6,416
Restructuring charge	4,615	4,169
Change in deferred taxes	4,537	3,410
Gain on investment in Intcomex, Inc.	—	(3,038)
Other non-cash	(451)	616

Changes in operating assets and liabilities,net of effects from acquisitions and divestitures:
Accounts receivable	83,342	47,874
Inventories	72,960	(25,414)
Other operating assets	(8,648)	15,411
Accounts payable and accrued expenses	(117,096)	(111,249)

Net cash provided by (used in) operating activities	68,797	(19,046)

Investing activities
Capital expenditures	(9,132)	(37,725)
Acquisitions, net of cash acquired	(9,426)	(16,420)
Decrease (increase) in other assets	1,773	(518)

Net cash used in investing activities	(16,785)	(54,663)

Financing activities
Net proceeds from (repayments on) lines of credit	(55,971)	55,019
Repayments on short-term financing	(69)	(407)
Deferred financing costs paid	—	(297)
Purchase of treasury stock	(3,821)	(3,778)
Excess (deficient) tax benefit from equity based compensation	(1,389)	1,992
Proceeds from common stock issuances under employee stock option plans	—	394

Net cash provided by (used in) financing activities	(61,250)	52,923

Effect of exchange rate changes on cash and cash equivalents	(1,557)	2,944

Net decrease in cash and cash equivalents	(10,795)	(17,842)
Cash and cash equivalents at beginning of period	40,842	41,658

Cash and cash equivalents at end of period	$30,047	$23,816

Supplemental Information

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended
	June 30, 2012	June 30, 2011	March 31, 2012
Net income (loss) (1)	$(4,064)	$10,674	$2,640
Net interest expense (1)	3,971	4,492	4,009
Income tax expense (1)	2,721	533	2,608
Depreciation and amortization (1)	12,866	11,510	13,086

EBITDA	$15,494	$27,209	$22,343

(1)	Includes discontinued operations

EBITDA is a non-GAAP financial measure. Management believes EBITDA is an indicator of how much cash BrightPoint generates, excluding non-cash charges and any changes in working capital. Management also reviews and utilizes the entire statement of cash flows to evaluate cash flow performance.

Cash Conversion Cycle Days

Management utilizes the cash conversion cycle days metric and its components to evaluate BrightPoint’s ability to manage its working capital and its cash flow performance. Cash conversion cycle days and its components for the quarters ended June 30, 2012 and 2011, and March 31, 2012 were as follows:

	Three Months Ended
	June 30, 2012	June 30, 2011	March 31, 2012
Days sales outstanding in accounts receivable	28	27	29
Days inventory on-hand	30	26	33
Days payable outstanding	(48)	(48)	(45)

Cash Conversion Cycle Days	10	5	17

Please see the Investors section of the BrightPoint website at www.BrightPoint.com for a detailed calculation of cash conversion cycle days for the three months ended June 30, 2012.

Supplemental Information (continued)

(Dollar amounts in thousands)

Return on Invested Capital (“ROIC”)

Management uses ROIC to measure the effectiveness of its use of invested capital to generate earnings. ROIC for the trailing four quarters ended June 30, 2012 and 2011, and March 31, 2012, was as follows:

	Trailing Four Quarters Ended
	June 30, 2012	June 30, 2011	March 31, 2012
Operating income after taxes (non-GAAP):
Operating income from continuing operations	$54,281	$65,491	$67,320
Plus: restructuring charges (1)	9,822	8,560	11,410
Less: estimated income taxes (2)	(19,231)	(24,282)	(23,619)

Operating income after taxes (non-GAAP)	$44,872	$49,769	$55,111

Invested Capital:
Debt	$194,974	$145,207	$296,693
Shareholders’ equity	296,991	282,750	312,253

Invested capital	$491,965	$427,957	$608,946

Average invested capital (3)	$504,716	$378,317	$498,867
ROIC (4)	9%	13%	11%

(1)	We exclude items such as restructuring charges from our calculation of “Operating income after taxes (non-GAAP)”, because we do not believe such items are representative of expected future returns. We believe decisions to allocate resources should not be influenced by such items.
(2)	Estimated income taxes were calculated by multiplying the sum of operating income from continuing operations and the restructuring charges by an effective tax rate of 30%, which represents an estimated, blended statutory tax rate for the jurisdictions in which we operate.
(3)	Average invested capital for the trailing four quarters represents the simple average of the invested capital amounts for the current and three prior quarter period ends.
(4)	ROIC is calculated by dividing non-GAAP operating income after taxes by average invested capital.

CONTACT:	Brightpoint, Inc.

Tom Ward

Investor Relations

317-707-2745

Brightpoint, Inc.

Carolyn Manco

Media Relations

317-707-2276